Heritage Bankshares, Inc. Reacquires Common Stock

Heritage Bankshares, Inc. announced today that it reacquired 42,000 shares of its common stock from a single owner. Heritage Bankshares, Inc is the parent company of Heritage Bank & Trust, Norfolk, Virginia.